Exhibit 99.1

Department for Work and Pensions Selects MAXIMUS To Provide Health Related Assessment Services

RESTON, Va.--(BUSINESS WIRE)--October 30, 2014--MAXIMUS (NYSE:MMS), a leading provider of government services worldwide, announced today that its wholly owned United Kingdom subsidiary has been awarded a new contract to provide health-related assessment services for the United Kingdom’s Department for Work and Pensions (DWP). The Company will begin work immediately with a four-month transition and mobilization period, followed by 36 months of operations that are expected to launch on March 1, 2015 and run through February 28, 2018. In addition, the DWP has the option to extend the contract for two additional years.

The United Kingdom Government provides a range of social welfare benefits for people who are currently out of work due to a long-term health condition or are unable to work as a result of a disability or health condition. The government has also decided that the best way to assess eligibility is through an independent health assessment.

Following the four-month mobilization period, MAXIMUS health care professionals will begin to conduct the health and disability assessments of individuals seeking disability benefits. Once an assessment is completed by MAXIMUS, DWP will then use the information from the assessment to determine a person’s eligibility and level of support for different benefits.

“Assessments for people who apply for disability and long-term ill health benefits should be timely, respectful and fair. Our goal is to improve the overall customer experience by addressing certain challenges that exist today,” commented MAXIMUS CEO Richard A. Montoni.

Montoni continued, “First, we want to reduce long waiting times without compromising quality by bringing in more health care professionals. Second, we want to improve the quality of the assessment through a number of initiatives, such as expanding the number of medical professionals who specialize in mental health and understand how fluctuating conditions can be better reflected in assessments. Finally, we want to make the assessment process less intimidating and more straightforward by introducing new ways to help customers complete forms and access sources of independent advice.”

“Improving the customer experience is a shared goal for stakeholders, and MAXIMUS will work closely with the U.K. government, local disability charities and health care experts to address these challenges and improve the service. MAXIMUS has decades of experience helping people access government health care and social programs. We believe our established clinical expertise in the U.K. and fresh approach will help improve the customer experience,” commented Montoni.

About MAXIMUS

MAXIMUS is a leading operator of government health and human services programs in the United States, United Kingdom, Canada, Australia and Saudi Arabia. The Company delivers business process services to improve the cost effectiveness, efficiency and quality of government-sponsored benefit programs, such as the Affordable Care Act, Medicaid, Medicare, Children's Health Insurance Program (CHIP), Health Insurance BC (British Columbia), as well as welfare-to-work and child support programs around the globe. The Company's primary customer base includes federal, provincial, state, county and municipal governments. Operating under its founding mission of Helping Government Serve the People®, MAXIMUS has approximately 13,000 employees worldwide. For more information, visit www.maximus.com.

CONTACT:
MAXIMUS
Lisa Miles, 703-251-8637
lisamiles@maximus.com